Exhibit 99.14

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Aberdeen Funds and Aberdeen Investment Funds:

We consent to the use of our reports dated December 29, 2020, with respect to the financial statements and financial highlights of the Aberdeen Global Absolute Return Strategies Fund, a series of Aberdeen Funds, and Aberdeen Total Return Bond Fund, a series of Aberdeen Investment Funds, incorporated herein by reference, and to the references of our firm under the headings “Financial Statements” and “Financial Highlights” in the Combined Proxy Statement/Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 18, 2021